EXHIBIT 10.11

THE KROGER CO.

RESTRICTED STOCK AGREEMENT

Pursuant to the 200   Long-Term Incentive Plan (the “Plan”), The Kroger Co. (the “Company”) hereby grants to                          (“Grantee”)          shares (Award No.               ) of Restricted Stock (the “Shares”).

1. The Shares will be issued in the name of the Grantee but will be held by the Company. Each stock certificate representing the Shares will bear the following legend:

“This certificate and the shares of stock represented hereby are subject to the terms and conditions (including the risks of forfeiture and restrictions against transfer) contained in THE KROGER CO.          Long-Term Incentive Plan and an Agreement entered into between the registered owner and The Kroger Co. Release from such terms and conditions will be made only in accordance with the provisions of the Plan and the Agreement, a copy of each of which is on file in the office of the Secretary of The Kroger Co.”

2. Neither the Shares, the right to vote the Shares or the right to receive dividends thereon may be sold, assigned, transferred, pledged, hypothecated or otherwise transferred or encumbered by the Grantee during the restricted period. The Grantee will have all the other rights of a shareholder. Dividends on the restricted Shares will be treated as compensation for tax purposes but will not be considered as earnings for purposes of calculating retirement benefits.

3. Unless and until the restrictions on the Shares lapse, the Shares will be forfeited by the Grantee if the Grantee’s employment by the Company ceases for any reason other than death or disability, as determined by the Committee as defined in the Plan, or upon a “Change in Control” as defined below. At the time of such death, disability or Change in Control, the restrictions will lapse and new certificates free of the foregoing legend will be issued to the Grantee or his or her legal representative for all Shares theretofore subject to risk of forfeiture.

4. For purposes of this Agreement, a “Change of Control” will be deemed to have occurred when:

a. without prior approval of the Board of Directors of the Company, any person, group, entity or group thereof becomes the owner of, or obtains the right to acquire, 20% or more of the voting power of the Company’s then outstanding voting securities; or

b. a tender or exchange offer has expired, other than an offer by the Company, pursuant to which 20% or more of the Company’s then outstanding voting securities have been purchases; or

c. as a result of, or in connection with, or within two years following (i) a merger or business combination, (ii) a reorganization, or (iii) a proxy contest, in any case which was not approved by the Board of Directors of the Company, the individuals who were directors of the Company immediately before the transaction cease to constitute at least a majority thereof, except for changes caused by death, disability or normal retirement; or

d. the shareholders of the Company have approved (i) an agreement to merge or consolidate with or into another corporation and the Company is not the surviving corporation or (ii) an agreement, including a plan of liquidation, to sell or otherwise dispose of all or substantially all of the Company’s assets.

5. The restrictions will lapse and a new certificate free of the foregoing legend will be issued to the Grantee or the Grantee’s representative as follows:

Shares vest on

Shares vest on

Shares vest on

Shares vest on

Shares vest on

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the      th day of             , 200  .

GRANTEE	THE KROGER CO.

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